EXHIBIT 99.1

MEDIA CONTACTS:	Telkonet Investor Relations
414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet, Inc. Announces Fiscal Year 2013 Financial Results,

Company also announces appointment of Kellogg L. Warner and Jeffrey P. Andrews to Board of Directors

Teleconference and Webcast to be Held Today at 4:30 pm ET

MILWAUKEE, WI- March 31, 2014 -- Telkonet, Inc. (OTCQB: TKOI), whose complementary business divisions include EcoSmart™, an energy management technology platform featuring Recovery Time™ technology and EthoStream®, one of the largest hospitality High-Speed Internet Access providers in the world, today announced financial results for the fiscal year ended December 31, 2013.

Telkonet management will hold a teleconference and webcast to discuss these results with the financial community today, March 31st at 4:30 pm ET/3:30 pm CT.

"Our commitment, business plan and successful execution in 2013 resulted in the topline growth we expected,” stated Jason Tienor, Telkonet's CEO. “Our growth strategy, which included hiring more sales people and a comprehensive marketing campaign, is showing positive results, as evident in our backlog and new projects, especially in the educational, hospitality and military sectors. We continue to see acceptance of our complete EcoSmart product line among new customers, as well as current client upgrades and expansion into new facilities. Our EthoStream line is one of the largest public High-Speed Internet Access providers in the world, providing services to more than 8.0 million users monthly across a network of approximately 2,300 locations.”

Financial Highlights for the Twelve Months Ended December 31, 2013:

•	Fiscal 2013 revenues of $13.89 million, up 9% from fiscal 2012.
•	New product installations accounted for 73% of total revenues and increased 19% compared to 2012.
•	Fiscal 2013 product revenue increased by 19% compared to fiscal 2012.
•	Fiscal 2013 operating expenses increased by 61% when compared to fiscal 2012. This increase is primarily related to a non-cash goodwill impairment charge on Smart Systems International of $2.77 million in 2013. Excluding this non-cash charge, operating expenses would have increased by $1.20 million or 18%.

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Mr. Tienor continued, “Although we did see a decrease in recurring revenue, we made a decision last year not to pursue renewing customer accounts with lower profit margins. Our focus throughout 2013 was new product installations and partnering with established Energy Service Companies also referred to as ESCOs. We believe that our EcoSmart products can serve the educational industry in a positive financial and energy saving-manner.  We have successfully established relationships within the educational sector who are seeking to expand their energy efficiency initiatives as well as the ESCO’s who target the educational marketplace. I am pleased to announce one school district has installed EcoSmart in each classroom throughout the district.”

Teleconference and Webcast

The Company will host a teleconference and webcast today at 4:30 PM ET to discuss these results with the financial community.

Date:  Monday, March 31st, 2014
Time:  4:30 p.m. Eastern Time (3:30 pm CT, 1:30 pm PT)

Investor Dial-In (Toll Free):  877-407-0782
Investor Dial-In (International):  201-689-8567
Live Web Cast: http://www.investorcalendar.com/IC/CEPage.asp?ID=172470

A replay of the teleconference will be available until April 14, 2014, which can be accessed by dialing (877) 660-6853 if calling within the United States or (201) 612-7415, if calling internationally. Please enter conference ID #13578293 to access the replay.

Kellogg L. Warner and Jeffrey P. Andrews Appointed to Telkonet Board of Directors

Telkonet would also like to announce that Mr. Kellogg L. Warner and Mr. Jeffrey P. Andrews have been appointed to its board of directors effective April 1, 2014. Mr. Kellogg will chair the Company’s newly-formed Strategic Planning Committee and Mr. Andrews will chair the Company’s Compensation Committee, replacing Glenn A. Garland, who resigned from the Board effective April 1, 2014.

Mr. Warner, 58, is currently the President of Deerpath Associates, a business and technology consultancy. He has over 30 years of experience in the energy services and electric and gas utility industry, and 15 years as chief executive of major energy consulting and service firms. He is currently leading a national initiative on Conservation Voltage Reduction (CVR) as a utility energy efficiency strategy. Mr. Warner received a Bachelor of Arts from Williams College and a MSCE in Resource Planning from Stanford University.

Mr. Andrews, 47, is currently a member of the executive leadership team of GSF/KanPak, LLC, a leader in the aseptic processing and packaging of beverages in the high-tech food industry. He has extensive experience in the clean technology space serving in senior operational, strategic and advisory roles, including chairing the advisory board for the Technology Innovation Program at the National Institute of Standards and Technology. He earned a Bachelor of Science from Binghamton University and an MBA from Johns Hopkins University.

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“Both Kelly and Jeff have extensive leadership experience in the energy services, clean tech and utility industries. We anticipate their insight and guidance will prove invaluable in optimizing our long-term strategies. I would also like to thank Glenn for over two years of his service to this organization and wish him continued success,” stated Telkonet CEO Jason Tienor.

NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations web site (www.telkonet.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company's financial results.

The Company, as is common in its industry, uses adjusted EBITDA, a non-GAAP measurement gauge to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Adjusted EBITDA is not, and should not be considered, an alternative to net income (loss), income (loss) from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the years ended December 31, 2013 and 2012, the Company excluded items in the following general categories, each of which are described below:

•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous year.
•	Gain on sale of product line: In the first quarter of 2011, the Company sold its Series 5 Power Line Carrier product line and related business assets under an Asset Purchase Agreement (“APA”). Per the APA, the Company signed an unsecured promissory note due to the purchaser. The note contains certain earn-out provisions that encompass both the Company’s and the purchaser’s revenue volumes. In the second quarter 2013 and 2012, the Company recorded a gain associated with the earn-out provision. The Company does not consider these ongoing transactions, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of these transactions helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

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•	Impairment of goodwill: In the fourth quarter of 2013, the Company recorded a non-cash charge of $2.8 million based upon management’s assessment of the carrying value of the Company’s intangible assets at December 31, 2013. The Company does not consider the non-cash impairment charge to be indicative of operating performance. Therefore the Company does not consider the inclusion of this charge to be useful in assessing its current financial performance compared to previous periods as well as prospects for the future.

Adjusted EBITDA and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet, a leading United States-based energy management technology provider, offers hardware, software and services to commercial customers worldwide. The EcoSmart suite of products, which includes EcoInsight and EcoWave intelligent thermostats, the EcoGuard energy management outlet and the EcoSwitch energy-efficient light switch can be deployed in most building environments to cut utility costs and enable remote monitoring and control using the EcoCentral management platform. Ecosmart technology has been installed in over 300,000 rooms worldwide.Telkonet's energy management products have the power to reduce energy consumption, minimize carbon footprints and help eliminate the need for the construction of new power plants. For more information, visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter.

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ABOUT ETHOSTREAM

EthoStream is one of the largest hospitality High-Speed Internet Access (HSIA) providers in the world, providing services to more than 8.0 million users monthly across a network of greater than 2,275 locations.  EthoStream's EGS line of public-access gateway servers provides real-time monitoring and management of guest-access networks while its 24/7 support center is known for the highest levels of quality and service.  With a wide range of product and service offerings and one of the most comprehensive management platforms available for HSIA networks, EthoStream offers solutions for any public access location. For more information, please visit www.ethostream.com.

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FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

All Company, brand or product names are registered trademarks or trademarks of their respective holders.

(Tables to follow)

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RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

FOR THE YEARS ENDED DECEMBER 31,

(Unaudited)

	2013	2012
Net (loss) income	$(3,994,731)	$390,080
Interest expense, net	18,141	26,274
Provision (benefit) for income taxes	349,823	(31,271)
Depreciation and amortization	258,517	260,830

EBITDA	(3,368,250)	645,913
Adjustments:
Gain on sale of product line	(41,902)	(15,408)
Impairment of goodwill	2,774,016	–
Stock-based compensation	89,565	201,643

Adjusted EBITDA	$(546,571)	$832,148

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TELKONET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Revenues, net:
Product	$10,123,407	$8,537,170
Recurring	3,766,439	4,221,206
Total Net Revenues	13,889,846	12,758,376

Cost of Sales:
Product	6,034,294	4,726,241
Recurring	1,069,558	1,178,077
Total Cost of Sales	7,103,852	5,904,318

Gross Profit	6,785,994	6,854,058

Operating Expenses:
Research and development	1,174,048	984,853
Selling, general and administrative	6,248,082	5,238,700
Impairment of goodwill	2,774,016	–
Depreciation and amortization	258,517	260,830
Total Operating Expenses	10,454,663	6,484,383

(Loss) Income from Operations	(3,668,669)	369,675

Other (Expenses) Income:
Interest income (expense), net	(18,141)	(26,274)
Gain on sale of product line	41,902	15,408
Total Other Income (Expense)	23,761	(10,866)

(Loss) Income Before Provision for Income Taxes	(3,644,908)	358,809

Provision (Benefit) for Income Taxes	349,823	(31,271)

Net (Loss) Income	(3,994,731)	390,080

Accretion of preferred dividends and discount	(905,977)	(897,638)

Net loss attributable to common stockholders	$(4,900,708)	$(507,558)

Net loss per common share:
Net loss attributable to common stockholders per common share – basic	$(0.04)	$0.00
Net loss attributable to common stockholders per common share – diluted	$(0.04)	$0.00
Weighted Average Common Shares Outstanding – basic	114,670,433	105,788,739
Weighted Average Common Shares Outstanding – diluted	114,670,433	107,387,408

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